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LANDAUER, INC.
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On December 19, 2016, Landauer, Inc. issued the following press release:

News Release

LANDAUER

Landauer, Inc. Comments on Gilead’s Nomination of Directors

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill., December 19, 2016 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today issued the following statement in response to Gilead Capital LP’s (“Gilead”) nomination of three candidates, including Gilead’s Chief Investment Officer and Managing Partner, Jeffrey A. Strong, for election to Landauer’s Board of Directors at the Company’s 2017 Annual Meeting of Stockholders.

“Landauer’s Board is open to constructive input from all stockholders and has been engaged in an ongoing dialogue with Gilead. The Board of Directors and management team are committed to acting in the best interests of the Company and its stockholders and will make a recommendation in due course with regards to Gilead’s nominees.”

“Consistent with Landauer’s commitment to maintaining a highly qualified, independent Board, the Company recently appointed Teri Fontenot as a new, independent director and appointed current member, William Dempsey, to the role of Lead Independent Director, replacing Robert Cronin who will retire at the 2017 Annual Meeting. The Company also announced Michael Leatherman’s decision to step down from the role of Executive Chairman also at that meeting, with Mr. Dempsey assuming the position of non-executive Chairman at that time. The Board regularly evaluates potential director candidates to ensure it has the right skills and expertise to guide Landauer in developing and implementing its clear strategic plan to drive profitability and stockholder value.”

The Board will present its recommendation regarding director nominees in Landauer’s definitive proxy statement and other materials, to be filed with the Securities and Exchange Commission and made available to all stockholders eligible to vote at the 2017 Annual Meeting.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011 www.landauer.com hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in connection with the matters to be considered at the 2017 annual meeting (the “2017 Annual Meeting”) of stockholders of Landauer, Inc. (“Landauer” or the “Company”). The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Landauer stockholders. LANDAUER STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain any proxy statement, any amendments or supplements thereto and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by writing to the Company at 2 Science Road, Glenwood, Illinois 60425, Attention: Corporate Secretary.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2017 Annual Meeting. Investors may obtain information regarding the Company and its directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which was filed with the SEC on December 14, 2016, and the Company’s definitive proxy statement for its 2016 annual meeting of stockholders (the “2016 Annual Meeting”), which was filed with the SEC on January 12, 2016. To the extent holdings of Landauer securities by the Company’s directors or executive officers have changed since the amounts disclosed in the definitive proxy statement for the 2016 Annual Meeting, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Change in Beneficial Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting.

For the latest news releases and other corporate documents on Landauer, Inc., visit

www.landauer.com

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Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011 www.landauer.com